                                                                   EXHIBIT 10.19

[LETTERHEAD OF @HOME NETWORK]

July 19, 1996

Tom A. Jermoluk

Dear Tom:

It gives me great pleasure to offer you the position of President and Chief Executive Officer of At Home Corporation (the "Company"), effective July 22,
                                               -------
1996 (the "Effective Date"). The Board of Directors intends to elect you
           --------------
Chairman as of the first Board of Directors meeting after the Effective Date. The terms of your employment are as follows:

1.   Base Compensation.  Your base salary will be $500,000 per year.  Your base
     -----------------
salary shall be reviewed annually by the Board of Directors or its Compensation Committee and any annual increase will be effective as of the date determined appropriate by the Board or its Compensation Committee.

2.   Bonuses.  You will be eligible for a bonus of $200,000 per year based on
     -------
the performance of the Company with a minimum bonus to be determined by the Board of Directors or its Compensation Committee. The exact bonus formula will be determined by October 1, 1996. Performance measurements will be based on the Company's annual operating plan.

3.   Restricted Stock Award.
     ----------------------

     (a) You will be granted the right to purchase one million five hundred thousand (1,500,000) shares of restricted Series A common stock of the Company (the "Restricted Stock") at the fair market value per share of the Company's
      ----------------
common stock at the first Board of Directors meeting after the Effective Date, which is currently expected to be ten cents ($.10) per share. You also will be granted the right to purchase fifty thousand (50,000) shares of restricted Series K preferred stock of the Company (the "Series K Stock") at $10.00 per
                                              --------------
share at the first Board of Directors meeting after the Effective Date. (The 50,000 shares of Series K Stock are convertible into five hundred thousand (500,000) shares of restricted Series A common stock of the Company, and for purposes of paragraph 3 of this Agreement it shall be assumed that such shares of Series K Stock are converted into Series A common stock). The vesting start date for the grant of the Restricted Stock and the Series K Stock will be your first date of employment. Twenty-five (25%) percent of your Restricted Stock and Series K Stock will vest on the

Effective Date. After the first twelve full calendar months from the date of grant vestingrestrictions will lapse at the rate of 2.08% per month on the last day of each calendar month thereafter.

     (b) If you are an employee of the Company on or after the second anniversary of the Effective Date, the Company will guarantee (the "First
                                                                    -----
Guarantee") for a period of two years so long as the Company is not publicly
---------
traded and you continue to be employed by the Company (the "First Guarantee
                                                            ---------------
Period") that the Restricted Stock and Series K Stock shall have an aggregate
------
fair market value of $10,000,000 (the "First Guaranteed Value") as follows:
                                       ----------------------

          (i) At any time during the First Guarantee Period on which you elect to sell vested shares of Restricted Stock or Series K Stock, you may cause the Company to purchase such shares, in which case the product obtained by multiplying the First Guaranteed Value by the Applicable Percentage shall be paid by the Company in exchange for such shares of Restricted Stock and Series K Stock.

          (ii) For purposes of this paragraph 3(b), the Applicable Percentage as of any date shall be equal to the number of shares of Restricted Stock and Series K Stock sold by you on such date divided by 2,000,000.

          (iii) The First Guarantee shall continue until the earliest to occur of (A) the termination of your employment at any time pursuant to paragraphs 5(a) or 5(b) below; or (B) ninety days after the termination of your employment pursuant to paragraph 5(c) or 5(d).

     (c) If you are an employee of the Company on or after the fourth anniversary of the Effective Date, the Company will guarantee (the "Second
                                                                    ------
Guarantee") for a period of five years so long as you continue to be employed by
---------
the Company (the "Second Guarantee Period") that the Restricted Stock and Series
                  -----------------------
K Stock shall have an aggregate fair market value of $20,000,000 (the "Second
                                                                       ------
Guaranteed Value") as follows:
----------------

          (i) At any time that you sell vested shares of Restricted Stock or Series K Stock during the Second Guarantee Period, the Company shall pay to you the excess, if any, of (A) the product obtained by multiplying (x) the Second Guaranteed Value by (y) the Applicable Percentage over (B) the sales price of any such shares of Restricted Stock and Series K Stock sold by you; provided, however, that in no event shall the Company make a payment to you if the sum of the amounts received by you upon the sale of all shares of Restricted Stock and Series K Stock on or prior to such date or pursuant to payments on the Second Guarantee equal or exceed the Second Guaranteed Value multiplied by a fraction, the numerator of which is the number of shares of Restricted Stock and Series K Stock sold by you during the Second Guarantee Period, and the denominator of which is 2,000,000.

          (ii) For purposes of this paragraph 3(c), the Applicable Percentage as of any date shall be equal to the number of shares of Restricted Stock and Series K Stock sold by you on such date divided by 2,000,000.

          (iii) The Second Guarantee shall continue until the earliest to occur of (A) the termination of your employment at any time pursuant to paragraphs 5(a) or 5(b) below; or (B) ninety days after the termination of your employment pursuant to paragraph 5(c) or 5(d).

          (iv) If the Company is not publicly traded on the date during the Second Guarantee Period on which you elect to sell vested shares of Restricted Stock or Series K Stock, you may cause the Company to purchase such shares, in which case the product obtained by multiplying the Second Guaranteed Value by the Applicable Percentage shall be paid by the Company in exchange for such shares of Restricted Stock and Series K Stock.

          (v)    Notwithstanding anything in this paragraph 3 to the contrary,
(A) in the event your employment terminates on or prior to the fourth anniversary of the Effective Date as a result of your death or permanent disability as shall be defined in the Company's long-term disability income plan, you shall be eligible for the Second Guarantee pursuant to the foregoing provisions, except that the Second Guaranteed Value shall be multiplied by a fraction, the numerator of which is the number of whole months from the Effective Date to the date your employment terminates, and the denominator of which is forty-eight and (B) in the event your employment terminates pursuant to paragraph 5(c) or 5(d) below, the Second Guarantee shall commence on such termination of employment and shall continue for ninety days.

4.   Indemnification.  The Company agrees to provide you with standard
     ---------------
indemnification for directors and officers.

5.   Termination and Termination Payments.
     ------------------------------------

     (a) You have the right to terminate your employment at any time upon not less than one month's written notice to the Company. In such event, the Company shall pay you all compensation (including base salary and pro rata bonus) due to you to the date of termination. The Company shall repurchase all unvested shares of Restricted Stock and Series K Stock owned by you on the date of your termination of employment within ninety days of your termination at your original purchase price for such Restricted Stock and Series K Stock.

     (b) The Company shall have the right to terminate your employment with "cause" upon written notice to you. In such event, the Company shall pay you all compensation (including base salary and accrued vacation but excluding bonus) due to you on the date of termination. The Company shall repurchase all unvested shares of Restricted Stock and Series K Stock owned by you on the date of your termination of employment within ninety days of your termination at your original purchase price for such Restricted Stock and Series K Stock. For purposes of this Agreement, termination of your employment with the Company shall be regarded as a termination for "cause" only upon (i) your willful and continued failure to substantially perform your duties with the Company after there is delivered to you by the Board of Directors a written demand for substantial performance which sets forth in detail the specific respects in which it believes you have not substantially performed your duties; (ii) your willfully engaging in gross misconduct which is materially detrimental to the Company; (iii) your committing a felony or an act of fraud against the Company or its affiliates; or (iv) your breaching materially the terms of your employee confidentiality and proprietary information agreement with the Company or any other similar agreement that may be in effect from time to time. No act, or failure to act, by you shall be considered "willful" if done, or omitted to be done by you in good faith and in your reasonable belief that your act or omission was in the best interests of the Company and/or required by applicable law. You shall not be deemed to have been terminated for cause under clause (i), (ii) or (iv) of this paragraph 5(b) unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for that purpose (after reasonable notice to and an opportunity for you, together with your counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors, you are guilty of conduct set forth in such clauses and specifying the particulars thereof in detail.

     (c) The Company shall have the right to terminate your employment for any reason without "cause" upon not less than one month's written notice to you. If the Company terminates your employment for any reason without "cause" (i) the Company shall pay you all compensation (including base salary and bonus) due to you at the date of your termination and continue to pay you in equal installments an amount equal to the sum of your then current monthly base salary plus bonus for a period of six months after the date of such termination and
(ii) all vesting restrictions with respect to the Restricted Stock and Series K Stock shall lapse on the date of such termination.

     (d) If you resign for any of the following reasons, it shall be deemed to be a termination of your employment by the Company without "cause": (i) You shall be placed in a lower stature position than the position described in this Agreement; (ii) Your base salary hereunder shall be reduced by more than twenty percent without your consent; (iii) You shall cease to be the Chief Executive Officer of the Company reporting to the Board of Directors; or (iv) the Company shall otherwise breach the material terms of this Agreement.

6.   Vacation.  You shall be entitled to paid vacation in accordance with the
     --------
Company's vacation policy for employees, as in effect from time to time.

7.   Benefits.  The Company will provide you with benefits as part of its
     --------
standard employee benefits package.

8.   Nondisclosure.  Both you and the Company agree to keep the terms of this
     -------------
Agreement confidential except as may otherwise be required by law.

9.   Entire Agreement.  This Agreement represents the entire agreement between
     ----------------
you and the Company concerning the matters addressed herein, and supersedes all prior agreements and understanding on such matters.

                         _____________________________

To indicate your acceptance of this offer, please sign this letter. We are pleased to have you as At Home Corporation's President and Chief Executive Officer.

Sincerely,


FOR THE BOARD OF DIRECTORS OF
AT HOME CORPORATION



/s/ L. John Doerr
L. John Doerr
Director


AGREED TO AND ACCEPTED:
/s/ Thomas A. Jermoluk                            Date:    22 JUL 96
---------------------------------                      -------------------